Exhibit 10.29

Confidential Treatment Requested. Royale Energy, Inc., has requested confidential treatment of certain information in this Agreement. The information which has been omitted has been filed with the Securities and Exchange Commission pursuant to 17 C.F. R. § 240.24b-2. The information which has been omitted was contained in the following sections of this Agreement: Recital A, Recital B, §§ 4.a, 4.b, 4.c, 4.g, 4.h, 4.i, 6.d, and 10.

PARTICIPATION AGREEMENT

This Participation Agreement (this “Agreement”) is entered into this 10 day of October, 2018 (“Effective Date”), by and between CALIFORNIA RESOURCES PETROLEUM CORPORATION and its affiliates, a corporation organized and existing under the laws of the State of Delaware with its offices at 11109 River Run Boulevard, Bakersfield, California 93311 (“CRPC”), and ROYALE ENERGY, INC., a corporation organized and existing under the laws of the State of Delaware with its offices at 1870 Cordell Court, Suite 210, El Cajon, CA 92020 (“Royale”), both of which may hereinafter be referred to individually as a “Party” or collectively as the “Parties”.

RECITALS

A.

CRPC and Royale are parties to that certain Participation Agreement (“Twitchell PA”) dated as of June 15, 2016 relating to certain oil and gas leases and fee lands located within ‖Redacted - Confidential Treatment Requested‖[1] (“Twitchell PA Lands”). Pursuant to the terms of the Twitchell PA, Royale has earned certain interests to be assigned by CRPC to Royale in certain wellbores located on and producing from the Twitchell PA Lands, which wellbores are described on Exhibit A attached hereto (the “Twitchell Earned Interests”). The Twitchell Earned Interests are presently being operated pursuant to the terms of the Twitchell PA and that certain Operating Agreement (“Twitchell JOA”) dated June 15, 2016, executed by CRPC and Royale in connection with the Twitchell PA.

B.

CRPC and Royale desire now to enter into this Agreement, which pertains to portions of the land located within the Rio Vista Field in Sacramento, Solano, and Contra Costa Counties, California, within ‖Redacted - Confidential Treatment Requested‖.*

C.

CRPC is the owner of certain interests in oil and gas leases and fee acreage within the Farmout Lands (the “Mineral Interests”). Portions of the Mineral Interests, together with other interests and lands, are subject to the Rio Vista Gas Unit (the “Unit”). The Mineral Interests and the Unit, as it may be amended from time to time, are more particularly described in Exhibit C attached hereto.

D.	Royale desires to earn interests in individual wellbores and the income derived from the production of hydrocarbons therefrom by drilling and producing new wells on the

* Confidential Treatment Requested Pursuant to SEC Rule 24b-2. An unredacted copy of this Agreement has been filed with the Secretary of the Commission

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Mineral Interests within the Farmout Lands in accordance with the terms and conditions of this Agreement. Moreover, CRPC and Royale desire that the Twitchell PA Lands, other than the Twitchell Earned Interests, be included within the Farmout Lands and be subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.     Twitchell PA and Twitchell PA Lands. CRPC and Royale acknowledge and agree that as of the Effective Date the Twitchell PA Lands, other than the Twitchell Earned Interests, shall be and are hereby included as part of the Mineral Interests within the Farmout Lands, and shall be subject to the terms and conditions of this Agreement. CRPC and Royale further acknowledge and agree that as of the Effective Date the Twitchell PA shall be and is hereby terminated with respect to the Twitchell PA Lands other than the Twitchell Earned Interests. The Twitchell PA and the Twitchell JOA shall continue in effect, as applicable, in accordance with their terms only with respect to the Twitchell Earned Interests. CRPC and Royale shall execute, acknowledge, deliver, and record such instruments, and shall undertake such other actions, as may be reasonably necessary to carry out the intent of this Section 1.

2.     Farmout Lands and Excluded PUDs. Notwithstanding anything in this Agreement to the contrary, CRPC and Royale acknowledge and agree that for the purposes of this Agreement the term “Farmout Lands” shall not include those certain depths and formations described on Exhibit I) attached hereto (“Excluded PUDs”), which are identified by CRPC as proved undeveloped depths and formations. The terms and conditions of this Agreement shall not apply to, and Royale shall have no right to earn any interest under this Agreement in or, with respect to, any of the Excluded PUDs.

3.     Technical Data.

a.     Within thirty (30) days of the Effective Date, CRPC shall, to the extent that CRPC has the right to do so, deliver to Royale copies of, or otherwise provide Royale reasonable access to, all geological, geophysical, and seismic digital data, together with relevant land records, (collectively, “Technical Data”) relating to the Farmout Lands or Mineral Interests to the extent within the Unit. Royale shall maintain all Technical Data provided to it under this Agreement in accordance with Section 13.b hereof. Upon termination of this Agreement, Royale shall promptly return to CRPC or otherwise destroy to CRPC’s satisfaction all Technical Data provided by CRPC to Royale hereunder.

b.     During the one hundred twenty (120) day period following the Effective Date, Royale shall undertake at its sole cost and expense all commercially reasonable efforts to obtain a “partner” license from Seismic Exchange, Inc. to use the existing 3D seismic data owned by Seismic Exchange, Inc. covering the Farmout Lands within the Unit. Royale shall maintain all such data in accordance with the terms and conditions of such license, as well as Section 13.b hereof. If Royale is not able to obtain a commercially reasonable partner license from Seismic Exchange, then Royale and CRPC shall undertake commercially reasonable efforts to mutually agree on an alternative data 3D interpretation program using digital well data and

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historic seismic data; provided, however, the failure of Royale and CRPC to reach agreement as to any such alternative data 3D interpretation program shall not release Royale from or otherwise reduce any of Royale’s obligations under this Agreement.

c.     Royale shall, to the extent that Royale has the right to do so, provide CRPC copies of, or otherwise provide CRPC reasonable access to, all Technical Data relating to the Mineral Interests or Farmout Lands provided to or acquired by Royale during the term hereof. CRPC shall maintain all such Technical Data provided by Royale in accordance with Section 13.b hereof.

4.     Drilling Program. Royale and CRPC hereby agree to the joint development of the Mineral Interests within the Farmout Lands pursuant to the terms and conditions of this Agreement and the JOA (as defined in Section 9, below). Subject to the terms and provisions of this Agreement, the Year 1 Wells, Year 2 Wells, and Year 3 Wells (defined below), as the case may be, and Well Costs (defined below) provided for in Sections 4.a, 4.b, and 4.c below represent the minimum amount of wells and Well Costs and the Parties shall have the right to drill additional wells over and above said minimum amounts.

a.     During the period from and after the Effective Date to December 1, 2019 (“Year 1”), Royale shall complete one of the following (together, the “Year 1 Obligations”):  (i) drill and complete (either as commercial producers or as non-productive dry holes) ‖Redacted - Confidential Treatment Requested‖2 separate wells on the Mineral Interests within the Farmout Lands (“Year 1 Wells”), or (ii) spend Nine Million Dollars ($9,000,000.00) as its share of Year 1 Well Costs (defined below). Upon successfully completing an individual Year 1 Well, CRPC shall, within ninety (90) days of the date of the first sale of production from such Year 1 Well, deliver to Royale a wellbore assignment in accordance with Section 7 below, of an undivided sixty percent (60%) of all of CRPC’s right, title, and interest in and to the wellbore of such Year 1 Well and income (less royalties) derived from the sale of hydrocarbons therefrom. In the event that Royale completes during Year 1 neither of the Year 1 Obligations, then this Agreement shall automatically terminate and Royale shall have no further rights in and to the Mineral Interests or Farmout Lands, except as to any interests in any Year 1 Wells previously assigned (or earned but not yet assigned) to Royale hereunder. Any such interests in Year 1 Wells assigned to Royale shall be operated in accordance with the terms and conditions of the JOA.

b.     ‖Redacted - Confidential Treatment Requested‖*

c.     ‖Redacted - Confidential Treatment Requested‖*

d.     For the purposes of this Agreement, Year 1 Well Costs, Year 2 Well Costs, and Year 3 Well Costs, as applicable, shall mean all costs and expenses actually incurred and directly related to and arising from the permitting, title opinions and curative requirements, drilling, completing and other related operations up to the point of first sales of production, or plugging and abandonment if the well is a dry hole, from the Year 1 Wells, Year 2 Wells, or Year 3 Wells, as applicable, but shall be exclusive of any costs associated with acquiring,

* Confidential Treatment Requested Pursuant to SEC Rule 24b-2. An unredacted copy of this Agreement has been filed with the Secretary of the Commission.

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licensing, analyzing, or interpreting geophysical, seismic, or other similar data, and shall be exclusive of any overhead (other than overhead costs provided for under the JOA, which shall be included) or any other indirect charges or expenses.

e.     For the purposes of this Section 4, with respect to an individual Year 1 Well, Year 2 Well, or Year 3 Well, as the case may be, “successfully completing” means the completing of such well as a well capable of producing oil, gas, or hydrocarbon substances in paying quantities from the Mineral Interests within the Farmout Lands.

f.     ‖Redacted - Confidential Treatment Requested‖* All other wells may be proposed by either party in accordance with the terms and provisions of the JOA. Subject to the foregoing, the location, exploration and development objectives of all wells drilled by Royale pursuant to this Agreement shall be subject to the prior written approval of CRPC, which approval shall not be unreasonably withheld. CRPC shall undertake commercially reasonable efforts to provide (i) reasonably suitable surface locations and/or (ii) the required Mineral Interests on the Farmout Lands for the drilling of the Year 1 Wells, Year 2 Wells, and the Year 3 Wells, as the case may be. In the event CRPC is unable to provide such suitable locations and/or the required Mineral Interests and notifies Royale in writing of the same, then the number of wells (and each well’s corresponding total AFE amount) required to be drilled in the applicable year to meet the Year 1 Obligations, Year 2 Obligations, or Year 3 Obligations for the number of wells and the Well Costs, as the case maybe, shall be reduced accordingly. In order to facilitate pre-drilling logistics, such as seeking CRPC’s prior written approval for surface access rights and the required Mineral Interests, Royale shall undertake best faith efforts to identify and propose the wells to be drilled, their locations, their exploration and development objectives commencing on or before the 1st of November 2019 and continuing in the year immediately preceding the year in which the wells are to be drilled. In the event that CRPC unreasonably withholds its consent with respect to a proposed well hereunder, its location, exploration and development objective, then after Royale provides written notice thereof to CRPC, the number of wells (and each well’s corresponding total APE amount) required to be drilled in the applicable year to meet the Year 1 Obligations, Year 2 Obligations, or Year 3 Obligations for the number of wells and the Well Costs, as the case may be, shall be reduced accordingly.

g.     ‖Redacted - Confidential Treatment Requested‖3

h.     ‖Redacted - Confidential Treatment Requested‖*

i.     ‖Redacted - Confidential Treatment Requested‖*

5.     ‖Redacted - Confidential Treatment Requested‖*

6.     Failure to Perform.

a.     In the event that Royale fails to meet at least one of the Year 1 Obligations during Year 1, or at least one of the Year 2 Obligations during Year 2, or at least one of the Year

* Confidential Treatment Requested Pursuant to SEC Rule 24b-2. An unredacted copy of this Agreement has been filed with the Secretary of the Commission.

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3 Obligations during Year 3, then this Agreement shall automatically terminate (as provided in Section 4 above), except as to any interests in wellbores previously assigned by CRPC to Royale hereunder (or earned but not yet assigned) with respect to the Year 1 Wells, Year 2 Wells, or Year 3 Wells, as the case may be. As of the date of any such termination, Royale shall have no further rights under this Agreement to earn any interest in or to the Mineral Interests in the Farmout Lands.

b.     Upon termination of this Agreement, the operation of Year 1 Wells, Year 2 Wells, or Year 3 Wells in which Royale has earned and been assigned an interest hereunder, if any, shall be conducted in accordance with the terms and conditions of the JOA.

c.     Upon termination of this Agreement for failure on the part of Royale to timely satisfy at least one of the Year 1 Obligations, at least one of the Year 2 Obligations, or at least one of the Year 3 Obligations, there shall be no liability on the part of Royale for such failure other than (I) the loss of right to acquire wellbore assignments as provided herein, (2) liability for loss or damage occasioned to lands or injury or death as a result of or as a consequence of Royale’s operations hereunder, (3) liability for the cost of properly plugging and abandoning any well commenced but not properly plugged and abandoned by Royale, (4) liability for demands, claims, actions or damages arising out of or in connection with a breach of Sections 13.a or 13.b hereof, or (5) liability for the payment to CRC of any liquated damages that may be owing under Section 6.d below.

d.     In the event that Royale drills the first ‖Redacted - Confidential Treatment Requested‖4 Well in Year 1, Year 2, or Year 3, as the case may be, and then Royale fails to drill any of the remaining three (3) ‖Redacted - Confidential Treatment Requested‖* Wells in any such year, then Royale shall promptly pay to CRPC as liquidated damages the sum of ‖Redacted - Confidential Treatment Requested‖.* Payment of such liquidated damages shall be independent of and in addition to any other consequences or remedies under this Agreement that may arise out of such failure to drill wells, including, without limitation, termination of this Agreement. CRPC and Royale acknowledge and agree that the failure on the part of Royale to drill any of the remaining three (3) ‖Redacted - Confidential Treatment Requested‖* Wells during the applicable year shall result in damages to CRPC, the precise amount of which are unknown and difficult to calculate, but CRPC and Royale further acknowledge and agree that the liquidated damages provided for herein represent a reasonable estimate of any such damages. There shall be no liquidated damages due under any circumstances where Royale has met its obligation share of the Well Costs in any applicable year.

7.     Assignments. The wellbore assignments shall be substantially in the form attached as Exhibit E (“Assignments”), and shall be made with warranty of title against claims arising by, through or under CRPC, but no other warranty shall be made by CRPC. The Parties agree that said Assignments are only intended to transfer to Royale an interest in the individual wellbores described therein to the deepest depth drilled and income from production directly attributed to the Mineral Interests of the respective wellbores, and that said Assignments are not

* Confidential Treatment Requested Pursuant to SEC Rule 24b-2. An unredacted copy of this Agreement has been filed with the Secretary of the Commission.

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intended to convey or transfer any other rights or interests, including without limitation, CRPC’s remaining rights or interests in the Mineral Interests, Farmout Lands, or Unit.

8.     No Further Development. Royale’s rights hereunder to develop and earn interests in the Mineral Interests within the Farmout Lands shall be only as provided in Section 4 of this Agreement. Except for the right to undertake the Year 1 Obligations, Year 2 Obligations, and Year 3 Obligations, as applicable, and to earn interests in the Year 1 Wells, Year 2 Wells, and Year 3 Wells, as applicable, Royale shall have no rights to further develop or earn additional interests in the Mineral Interests within the Farmout Lands, except as provided in the JOA with respect to wells drilled as subsequent operations.

9.     Operating Agreement. Prior to the successful completion and connection of each well under this Agreement or proper plugging and abandonment, as the case may be, Royale shall be the operator of record for such well. Upon the successful completion and connection of each well, CRPC shall be the operator of record for such well, and at such time Royale shall promptly take all necessary action to transfer the operatorship of the well to CRPC in accordance with all applicable laws and regulations. Concurrent with the execution of this Agreement, the Parties shall execute a form of the A.A.P.L. Form 610 - 1989 Operating Agreement with, among other attachments, the 2005 COPAS Accounting Procedure substantially equivalent to the form attached hereto as Exhibit F (the “JOA”), all of which collectively shall govern all operations and wells drilled on the Mineral Interests within the Farmout Lands pursuant to this Agreement. To the extent that there is any conflict between the terms and conditions of this Agreement and the terms and conditions of the JOA, the terms and conditions of this Agreement shall supersede the JOA.

10.     Depths & Commingling Limitations; Excluded Wells; Protection of Unit. The Parties acknowledge and agree that Royale may complete and produce from wells drilled pursuant to this Agreement within any of the Mineral Interests’ depths or formations lying beneath the Farmout Lands, other than the Excluded PUDs. Royale shall have no rights under this Agreement in or with respect to the Excluded PUDs. ‖Redacted - Confidential Treatment Requested‖5 The Parties agree and understand that all surface facilities and equipment, including without limitation gathering lines and pipelines, located on the Farmout Lands (whether used in the operations conducted under this Agreement and the JOA or not, but except as to any equipment hereafter brought onto the Farmout Lands pursuant to this Agreement), together with the CRPC wells existing on the Farmout Lands as of the date of execution of this Agreement and listed on Exhibit Cl (“Excluded Wells”) are expressly excluded from this Agreement, and shall remain the sole property of CRPC at all times. Furthermore, Royale agrees not to complete and/or produce any wells under this Agreement or the JOA within five hundred feet (500’), of the producing interval, measured horizontally, of any Excluded Well or Excluded PUDs without the prior written consent of CRPC, which consent CRPC may withhold in its sole discretion and for any reason. CRPC agrees not to complete and/or produce any new wells on the Farmout Lands or neighboring lands within five hundred feet (500’) of the producing interval, measured horizontally, of any well drilled under this Agreement without the prior written consent of Royale. The Parties also agree and understand that all rights in those

* Confidential Treatment Requested Pursuant to SEC Rule 24b-2. An unredacted copy of this Agreement has been filed with the Secretary of the Commission.

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portions of the Mineral Interests within the Farmout Lands within the Unit assigned to Royale under this Agreement are expressly made subject to the Unit. In exercising its rights under this Agreement and the JOA, Royale shall use reasonable precaution to prevent damage to, or unreasonable interference with, the Unit, the Unitized Formations, the Excluded Wells, the Excluded PUDs, and all surface and subsurface operations conducted on behalf of the Unit.

11.     Preferential Right to Purchase. Should Royale desire to sell all or any part of its interests under this Agreement, it shall promptly give written notice to CRPC, with full information concerning a bona fide proposal to sell its interest, which shall include the name and address of the prospective purchaser (who must be ready, willing and able to purchase), the purchase price, and all other terms of the offer. CRPC shall then have an optional prior right, for a period of thirty (30) days after receipt of the notice, to purchase on the same terms and conditions the interest which Royale proposes to sell. Subject to Section 13.k and 13.m below, there shall be no preferential right to purchase in those cases where Royale wishes to mortgage its interests, or to dispose of its interests by merger, reorganization, consolidation, or sale of all or substantially all of its assets to a wholly-owned subsidiary or parent company or to a wholly-owned subsidiary of a parent company.

12.     Term. This Agreement is effective on and as of the Effective Date, and shall continue until December 1, 2021, unless earlier terminated as provided in Sections 4 and 6 above. Upon termination of this Agreement, Royale shall promptly surrender, and provide a quitclaim in recordable form to CRPC, of all right, title and interest in and to the Mineral Interests and Farmout Lands, including any well in which Royale has earned an assignment that has been plugged and abandoned but excepting and reserving Royale’s previously earned interest in any well. Thereafter, and from time to time, subject to CRPC’s and Royale’s obligation to plug and abandon each well, Royale shall promptly surrender and provide to CRPC a quitclaim in recordable form of all right, title and interest in any excepted and reserved well that has been plugged and abandoned. For avoidance doubt, CRPC and Royale acknowledge and agree that CRPC’s and Royale’s obligation to properly plug and abandon each well drilled pursuant to this Agreement shall survive any surrender or quitclaim by Royale of its interest hereunder.

13.     General Provisions.

a.     Indemnification. Each Party hereby unconditionally agrees to indemnify and hold harmless the other, and the other’s officers, directors, managers, members, partners, agents, attorneys, employees, or other related parties, from and against any and all losses, costs, damages, expenses (including attorneys’ fees and expenses), and any and all liabilities arising, resulting, sustained, incurred, or related to or from (i) a Party’s breach of this Agreement or its non-fulfillment of any covenant, agreement, or obligation to be hereunder performed, or (ii) any failure of or non-fulfillment by a Party of any of its obligations, whether pursuant to this Agreement or any third-party agreement. While Royale or CRPC is the operator of record for any well drilled hereunder, operations shall be conducted in accordance with the terms and provisions of the JOA.

b.     Confidentiality. The Parties agree to keep the terms of this Agreement, any information, data and interpretations in any form (oral, written, electronic or otherwise) resulting from activities under this Agreement, shared with the other Party pursuant to this

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Agreement, or acquired by either Party pursuant to this Agreement, including, without limitation, the Technical Data or other environmental, geological, geophysical or reservoir data, compilations, reports, maps, or models (collectively, “Confidential Information”) confidential during the term of this Agreement and the JOA and for a period of two (2) years thereafter. Subject to Section 13.c., the Parties shall not distribute or disclose any Confidential Information in any form to third Parties, the press or other media, without the prior written consent of the other Party, which consent may not be unreasonably withheld. Nothing contained herein shall preclude any Party from making such disclosures as may be required by any federal or state law or regulations. The Parties agree that such Confidential Information may be disclosed to employees, representatives, and consultants of such Party who (i) are advised of the confidentiality obligations hereunder and (ii) are bound to keep Confidential Information confidential in accordance with the terms of this Section 13.b. A Party may show Confidential Information to a potential purchaser if such potential purchaser executes a confidentiality agreement and the other Party consents in writing to such disclosure and also consents to the form and substance of any such confidentiality agreement. Each Party shall indemnify, defend, and hold the other Party harmless from and against all claims, costs, expenses (including, without limitation, reasonable attorneys’ fees and costs), damages, and liabilities arising out of or in any way connected with a breach by that Party of this confidentiality provision, or by an unauthorized disclosure by any third party to whom such Party disclosed the Confidential Information. The Parties further agree that Confidential Information shall not apply to any Technical Data or other data that is in the public domain including, but not limited to, any State of California, Department of Conservation, Division of Oil, Gas and Geothermal Resources (“DOGGR”) data.

c.     Media/News Releases. No Party hereto shall, at any time, issue to the press or other media any news release, or distribute any information or photographs, concerning this Agreement, without the prior approval of the other Party hereto, which approval shall not be unreasonably withheld, except as required by law or regulation (i.e., S.E.C.). When the Party has reviewed such material and the Party has approved the issuance of the material, the Party desiring such release shall have the principal responsibility for its issuance. The only other exception to the foregoing shall be that in the event of an emergency involving extensive property damage, operations failure, loss of human life or other clear emergency, the Party designated as Operator hereunder, is authorized to furnish such minimum, strictly factual information as shall be necessary to satisfy the requirements of duly constituted governmental authorities if time does not permit the obtaining of prior approval by the other Party. Said Operator shall thereupon promptly advise the other Party of the information so furnished.

d.     Severability and Non-Waiver. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any applicable law effective during the term of that provision, such provision is fully severable, and this Agreement is to be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, and the remaining provisions of this Agreement shall remain in full force and effect. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there is to be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable in accordance with all applicable laws of the State of California. No delay or omission by a Party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A written waiver

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or written consent given by a Party on any one occasion is effective only on that occasion, and shall not be construed as a waiver of that right or consent as to any other occasion or any other breach.

e.     Mutual Representations and Warranties. Each Party represents and warrants to the other that:

i.

such Party is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation, and is duly qualified to do business in the State in which the Farmout Lands are located;

ii.	such Party has the authority necessary to enter into this Agreement and the JOA; and

iii.	this Agreement and the JOA shall constitute legal, valid and binding obligations enforceable against such Party in accordance with their respective terms.

f.     Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and cancels and supersedes all prior and contemporaneous understandings and agreements between the Parties, whether expressed or implied, written or oral, with respect to such subject matter. Each Party acknowledges that no representation, statement, understanding, or agreement has been made other than what is expressly set forth herein, and that such Party has not relied on anything done, said, or written by the other Party other than what is expressly set forth herein. This Agreement may be amended only in a writing executed by both Parties expressly stating the Parties’ intention to amend this Agreement.

g.     Notices. Any and all notices, requests, claims, demands, and other communications hereunder shall be in writing, and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile or by electronic mail (in each case with written confirmation of the successful transmission thereof, which shall constitute and evidence delivery), by recognized overnight carrier (such as FedEx or UPS), or by express, registered, or certified mail, return receipt requested, to the Parties at the respective following addresses:

CALIFORNIA RESOURCES PRODUCTION CORPORATION

11109 River Run Boulevard

Bakersfield, California 93311

Attn:  Land Department

Royale Energy, Inc.

1870 Cordell Court, Suite

210 El Cajon, CA 92020

Email:  rod@royl.com

h.     Governing Law; Disputes. This Agreement shall be exclusively construed in accordance with the laws of the State of California without regard to any conflict of laws rules

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or principles thereof. Any Party bringing a legal action or proceeding against the other Party for the resolution of any dispute arising in connection with the interpretation, construction, or enforcement of this Agreement shall bring such legal action or proceeding in any court of the State of California sitting in Kern County, California or any federal court having jurisdiction over Kern County, California. Each Party agrees to submit to the exclusive personal jurisdiction and venue of the state and federal courts having jurisdiction over Kern County, California, for the resolution of all disputes arising in connection with the interpretation, construction, and enforcement of this Agreement, and hereby waives the claim or defense therein that such courts constitute an inconvenient forum. Each Party waives, to the fullest extent permitted by law, any objection that it may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Agreement brought in any such courts.

i.     Further Assurances. From time to time after the Effective Date, the Parties agree to execute, acknowledge, and deliver to the other such further instruments, and take such other action as may be reasonably requested by the other, in order to accomplish more effectively the purposes of the transactions contemplated hereunder.

j.     Disclaimer of Partnership. This Agreement is not intended to create, and shall not be construed to create, a partnership, joint venture, or other relationship whereby one Party is liable for the actions or debts of another Party; it being understood and agreed that the rights and liabilities of the Parties to this Agreement are several, and not joint or collective.

k.     Assignment. This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns. The terms and conditions of this Agreement are founded on factors personal and unique to the Parties; therefore, it may not be assigned or conveyed in whole or in part without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Unless expressly stated herein to the contrary, no third Party is intended to have any rights, benefits, or remedies hereunder. The Parties agree this Assignment provision shall not apply where Royale wishes to dispose of its interests by merger, reorganization, consolidation, or sale of all or substantially all of its assets to a wholly-owned subsidiary or parent company or to a wholly-owned subsidiary of a parent company, or assign all or part of its interest pursuant to Royale’s Direct Working Interest (“DWI”) investment programs.

l.     Counterpart Execution. This Agreement may be executed and delivered in counterparts, including delivery by facsimile or electronic transmission, each of which counterpart shall be considered an original for all purposes hereunder, and all of which, taken together, shall constitute execution and delivery of one and the same document.

m.     Protection from Liens. During the life of this Agreement, Royale and CRPC shall keep the Mineral Interests, Farmout Lands and Unit free and clear from any lien or any encumbrance (other than those existing as of the Effective Date, and Royale acknowledges in this regard the existence of existing deed of trust liens, among others). Royale and CRPC shall each defend, indemnify and save the other Party harmless from all loss, cost, or expense including attorneys’ fees) for its failure to do so.

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n.     Insurance. While operations are being conducted hereunder by Royale or CRPC on any of the Mineral Interests, Royale or CRPC agrees to acquire and maintain the following insurance:

i.	Worker’s Compensation and Occupational Disease Insurance in accordance with applicable state and/or federal statute for all jurisdictions where operations are performed under this Agreement.

ii.	Employer’s Liability with limits of at least $2,000,000.00 per occurrence.

iii.	Comprehensive General Liability with a combined single limit (personal injury and property damage) of at least $10,000,000.00 per occurrence.

iv.	Automobile Liability covering all owned, non-owned and hired vehicles, with limits of at least $1,000,000.00 per occurrence.

v.	Control of well, of at least $10,000,000.00 of limits.

vi.

Royale and CRPC further agree to name the other Party and its affiliates as an additional insured under items (iii) and (iv) above and further agree to secure a waiver of subrogation in favor of such other Party and its affiliates under each of the insurance policies noted above.

vii.	Upon request Royale and CRPC will furnish the other Party valid certificates of insurance certifying the above coverage.

viii.

Royale and CRPC agree that the insurance required by this Agreement shall not be materially changed, reduced, cancelled, or allowed to lapse for any reason, without thirty (30) days’ advance written notice to such other Party. Royale’s failure to acquire and/or maintain the required insurance coverages with at least the specified limits, or failure to provide any requested certification thereof within thirty (30) days following receipt of a written request from CRPC, or any successor, shall be grounds to withhold or deny any assignment to Royale that is otherwise required under this Agreement and/or terminate this Agreement as to all of the Mineral Interests and Farmout Lands, except as to any interest previously assigned (or earned but not yet assigned) to Royale, at CRPC’s election.

ix.

The above insurance coverages and limits may be insured through primary or excess layers of insurance. All insurance must be placed with insurance carriers rated A-, VII or higher by A.M. Best or similar rating agency and approved to do business in the State of

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California. In the event Royale or CRPC maintains higher limits than the minimums shown above, Royale or CRPC shall be entitled to coverage for such higher limits.

o.     Compliance with the Mineral Interests. Royale acknowledges receiving and reviewing any oil and gas leases included within the Mineral Interests and Royale and CRPC hereby agree, notwithstanding anything to the contrary contained herein, to comply with all terms and conditions of the “Lessee” thereunder.

p.     Non-Discrimination Requirements. In the performance of this Agreement and the JOA, Royale agrees to comply fully with the non-discrimination provisions of Section 202 of Executive Order 11246. Royale shall also abide by the requirements of Executive Order 11701, Veterans’ Employment Provision, which order is incorporated herein by reference.

q.     Operations, Plugging and Abandoning. While it is an operator of any well drilled pursuant to this Agreement, Royale and CRPC shall:

i.

conduct all operations in a good and workmanlike manner, in compliance with the terms and conditions hereof and all laws, ordinances, statutes, rules, and regulations, orders issued or promulgated by any court, governmental agency, subdivision, or entity having jurisdiction over said operation, production or marketing on and from the Farmout Lands, Mineral Interests and Unit covered hereby;

ii.

in the event any well drilled hereunder is completed as non-productive of oil or gas, or as one not capable of producing oil and/or gas in paying quantities, such well shall only be plugged and abandoned in accordance with the JOA;

iii.

properly plug and abandon all wells drilled hereunder at the end of said well’s economic life (any well which has not been produced paying quantities of oil, gas, and/or other hydrocarbons, been used as an injection well or other type of service well within the immediately preceding two (2) years shall be deemed beyond its economic life and shall be required to plugged and abandoned hereunder unless the continuation of an actual economic return due to the presence of said well bore can be established by clear and convincing evidence);

iv.

keep all locations on the Farmout Lands, Mineral Interests and Unit subject to this Agreement free and clear of abandoned or unused pipes, rods, equipment, litter, or oil field trash and no tanks or other vessels, surface piping, or other oil field equipment not then in use by Royale or CRPC, for more than two (2) years beyond the last date of substantial commercial use by Royale or CRPC;

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v.

upon abandonment of all the wells and disuse of the oil field tanks, vessels, pipelines, power lines, and other equipment on a location for the requisite period, clear, clean, remediate and restore such lands to within reasonably the same condition as the surrounding lands as may be required by this Agreement, the applicable oil and gas lease, and any applicable governmental rules and regulations; and

vi.	conduct its operations in a continuous good and workmanlike manner and completed within a commercially reasonable period of time pursuant to the reasonable and prudent operator standard.

r.     Well Information Requirements. For any well drilled by Royale or CRPC pursuant to the terms of this Agreement, Royale or CRPC shall promptly notify such other Party in writing of the following items:

i.	the exact legal description of the location of such well;

ii.	the date actual drilling of such well is commenced;

iii.	the total depth drilled;

iv.	the date of completion of such well;

v.	whether such well was completed as a producer of oil and/or gas or as a dry hole; and

vi.	the date any such well is shut-in.

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have caused this Agreement to be executed on the date first written above.

CALIFORNIA RESOURCES PETROLEUM CORPORATION		ROYALE ENERGY, INC.

By:	/s/ Carrie Fox	By:	/s/ Rod Eson
Name:	Carrie Fox	Name:	Rod Eson
Title:	Vice President – Business Development	Title:	CEO
Date:	10/16/2018	Date:	10/17/2018

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